Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-194981) pertaining to the Share Price-Based Bonus Scheme of Marine Harvest ASA of our report dated April 30, 2014, with respect to the consolidated financial statements of Marine Harvest ASA included in this Annual Report (Form 20-F) for the year ended December 31, 2013.

/s/ Ernst & Young AS

Oslo, Norway
April 30, 2014